Exhibit 10.44
RAILROAD CAR LEASE AGREEMENT
     This Agreement, made this 16th day of April, 2007, between Midwest Ethanol Transport, LLC, a Minnesota corporation, with its principal office at PO Box 162, Granite Falls, Minnesota, (hereinafter called “Lessor”) and United Bio Energy Ingredients, LLC, a Kansas limited liability company, with its principal office at 5500 Cenex Drive, Inver Grove Heights, Minnesota (hereinafter called “Lessee”).
     In consideration of the mutual terms and conditions hereinafter set forth, the parties hereto hereby agree as follows:
ARTICLE 1: LEASE AGREEMENT
     Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the cars shown on each Rider hereto and such additional Riders as may be added from time to time (each such Rider and together with this Agreement shall be collectively referred to as the “Lease”) by agreement of the parties and signed by their duly authorized representative (all such cars being hereinafter referred to as the “cars”). Each Rider shall set forth a brief description of the car or cars covered thereby, including such facts as the number of cars, the AAR or DOT specifications, rental charges, term throughout which the car or cars shall remain in Lessee’s service and such other information as may be desired by both parties. Lessor and Lessee agree that each Rider hereto shall constitute a separate Lease which incorporates the terms of this Agreement. To the extent that a specific provision of any Rider conflicts with the terms and conditions of this Lease, the specific provision in the Rider will supersede and take precedence over the other terms and conditions of this Lease that are in conflict. Each Rider shall be severable from any other cars or riders relating to this Agreement and shall become a separate lease which is separately transferable for all purposes. It is the intent of all parties to this Agreement to characterize this Agreement as a true lease.
ARTICLE 2: DELIVERY
     Lessor agrees to deliver each car to Lessee, freight charges collect, in the yard of the delivering line at the point specified by the Lessee, and Lessee agrees to accept such delivery. The obligations of the Lessor to deliver the cars shall be excused, and Lessor shall not be liable, for any causes beyond the reasonable control of Lessor (including, but not limited to, delays caused by fire, labor difficulties, delays of carriers and materials suppliers, governmental authority, late delivery by the manufacturer of the cars or late delivery by a prior lessee) and, in the event of a delay in such delivery, Lessor shall deliver the cars to Lessee as soon as reasonably possible thereafter.
ARTICLE 3: CONDITION OF CARS — ACCEPTANCE
     All cars delivered under this Lease shall be in satisfactory condition for movement in the normal interchange of rail traffic and shall otherwise comply with the description and specifications contained in the applicable Rider; but Lessee shall be solely responsible for determining that cars are in proper condition for loading and shipment, except for those responsibilities which, under applicable law, have been assumed by the railroads. Lessee shall inspect the cars promptly after they are delivered and shall notify Lessor in writing within five days after delivery of its rejection of any car, and the specific reasons for such rejection. Failure by the Lessee to inspect the cars within five days after delivery, and/or the successful loading of any car by Lessee, shall constitute acceptance of such car or cars, as the case may be, by Lessee and shall be conclusive evidence of the fit and suitable condition of such car or cars. At Lessor’s request, Lessee shall deliver to Lessor an executed Certificate of Acceptance in the form of Exhibit A with respect to all cars.
     If Lessee rejects any car, Lessor shall have the right to have the rejected car inspected by an inspector acceptable to both Lessor and Lessee. The cost of such inspection will be paid by Lessor if the cause for rejection is affirmed by the inspector, otherwise such cost will be borne by Lessee. The Lessee shall be deemed to have accepted any car for which the inspector determines that good cause for rejection did not exist. The decision of the inspector shall be final and binding upon the parties.

     Lessee’s acceptance, however affected, shall be deemed effective as of the delivery date and the monthly rentals as hereinafter set forth shall accrue from the delivery date. Such acceptance shall conclusively establish that such cars conform to the applicable standards set forth in the Rider(s) and the Interchange Rules.
ARTICLE 4: RENTALS
     Lessee agrees to pay to Lessor for the use of each car the monthly rental set forth in the Rider applicable to such car from the date such car is delivered to Lessee until such car is returned to Lessor, as hereinafter provided in Article 18. The rental shall be payable in U.S. Dollars and Lessor will deliver an invoice to Lessee on the first day of each month specifying all charges payable by Lessee to Lessor in connection with this Lease for that month (provided, however, that the rental for each car for the month in which it is delivered shall be prorated for the number of days, including the day of delivery, remaining in such month at a daily rate based upon a 365 day year and shall be payable on or before the first day of the next succeeding month). Lessee will pay each such invoice within 30 days of the date of the invoice to Lessor by electronic funds transfer (such wire instructions will be provided with the respective invoice), or at such other address as Lessor may specify by notice to Lessee. Failure to make such payment will result in the accrual of interest at a rate of twelve percent (12%) per annum or, if not permitted to charge a rate of twelve percent (12%) per annum, the maximum rate permitted by law. Except as set forth in this Lease (including without limitation, the provisions of Article 11) rental shall be paid unconditionally and without any deduction, set-off, abatement, counterclaim, or deduction of any kind.
ARTICLE 5: MILEAGE ALLOWANCE
     Lessor shall collect all mileage earned by the cars during the lease term and shall credit to the rental of Lessee, such mileage earned by the cars while in the service of Lessee, as and when received from the railroads according to, and subject to, all rules of the tariffs of the railroads, but only to the extent of the aggregate rental charges payable for the duration of the lease term.
ARTICLE 6: TERM
     This Lease shall be effective as dated and will expire upon the completion of the leasing arrangement shown on the attached Riders of the last car or cars covered hereunder. The Lease term, with respect to all cars covered by a particular Rider, shall commence on the average date of delivery of the cars covered by such Rider; and shall terminate as specified in such Rider, unless sooner terminated in accordance with provisions of this Lease.
ARTICLE 7: USE AND POSSESSION
     Throughout the continuance of this Lease so long as Lessee is not in default under this Lease, Lessee shall be entitled to possession of each car from the date the lease becomes effective as to such car; and shall use such car only in the manner for which it was designed and intended, and so as to subject it only to ordinary wear and tear, and on its own property or lines in the usual interchange of traffic; provided, however, that Lessee agrees that the cars shall at all times be used: (a) in conformity with all Interchange Rules; (b) in compliance with the terms and conditions of this Lease; (c) predominantly in the continental limits of the United States, provided however, in no event shall more than forty percent (40%) of the cars (as determined by mileage records and measured annually on a calendar year basis) be used outside of the contiguous United States at the same time.
     In the event any car is used outside of the continental United States, for any reason whatsoever, Lessee shall assume full responsibility for all costs, taxes, duties or other charges incidental to such use including costs incurred in returning car to the continental United States.
ARTICLE 8: EMPTY MILEAGE INDEMNIFICATION
     Lessee agrees that it will use its best efforts to so use the cars that their total mileage under load will equal or exceed their mileage empty on each railroad over which the cars move. Should the empty mileage exceed the loaded mileage, Lessee shall pay to Lessor for such excess at the rate and at the time established by the tariff of the railroad on which such excess of empty miles has accrued. For the purpose of this paragraph, the railroad mileage reports received by Lessor shall be prima facie evidence of the facts reported therein.
ARTICLE 9: ADDITIONAL CHARGES BY RAILROADS
     Lessee agrees to use the cars, upon each railroad over which cars shall move, in accordance with the then prevailing tariffs to which each railroad shall be a party; and if the operation or movements of any of the cars during the term hereof shall result in any charges being made against Lessor by any such railroad, Lessee shall pay to Lessor the amount of such charges within the period prescribed by and at the rate and under the conditions of the then prevailing tariffs. Lessee agrees to indemnify Lessor against any such charges, and shall be liable for any switching, demurrage, track storage, detention or special handling charges imposed on any car during the term hereof.
ARTICLE 10: LESSEE’S RIGHT TO TRANSFER OR SUBLEASE
     Lessee shall not transfer, sublease or assign any car or its interests and obligations pursuant to the Lease, nor shall a transfer, sublease or assignment by operation of the law or otherwise of Lessee’s interest in the cars or this Lease be effective against Lessor without Lessor’s prior written consent, which shall not be unreasonably withheld or denied; provided, however, that Lessee may sublease or assign its interests and obligations pursuant to the Lease to an affiliated company by providing Lessor written notice of such sublease or assignment. No transfer, sublease or assignment of the Lease, or of any car, shall relieve Lessee from any of its obligations to Lessor under this Lease and Lessee shall remain jointly liable for any failure of any assignee to fulfill its obligations under this Lease.
     Notwithstanding the foregoing paragraph, Lessee shall have the right to sublease any of the cars for single trips to its customers or suppliers, and to cause each car so subleased to be boarded or placarded with the name of the sublessee in accordance with the provisions of the demurrage tariffs lawfully in effect, where the sole purpose of such subleasing is to obtain an exemption from demurrage for said cars so subleased; provided, however, that notwithstanding any such sublease, Lessee shall continue to remain liable to Lessor for the fulfillment of Lessee’s obligations under this Lease
ARTICLE 11: MAINTENANCE RESPONSIBILITY
     Lessor agrees to maintain the cars in good condition and repair according to the Interchange Rules of the Association of American Railroads (AAR). Lessee agrees to notify Lessor promptly when any car is damaged or in need of repair, and to forward such cars and any other cars subject to this Lease to shops as directed by Lessor for repairs and/or periodic maintenance and inspections. No repairs to any of the cars shall be made by Lessee without Lessor’s prior written consent, except that Lessee will, at its expense, replace any removable part (dome covers, hatch covers, outlet caps, etc.) if lost or broken. Replacement or repair by Lessee of any parts, equipment and/or accessories on any of the cars shall be with parts, equipment and/or accessories that are of like kind and of at least equal quality to those being replaced or repaired, unless otherwise agreed in writing by Lessor.
     On tank cars, Lessee agrees that it will assume the responsibility for the maintenance and replacement of angle valves and check valves and, if such cars are so equipped, thermometer wells, gauging devices, regulator valves, safety heads and top unloading valves.
     On hopper cars, Lessee will be responsible for inspection and cleaning of the operating mechanisms of the outlets, hatches and special fittings on such cars leased herein. Further, any damage to such outlets, hatches, special fittings or the operating mechanisms will be repaired for the account of the Lessee.
     When a car is placed in a private shop for maintenance or repair, the rental charges shall cease on date of arrival in the shop, except in the case where a car arrives without advance notice of defects from Lessee, in which case rental charges will cease on communication of such notice of defects to Lessor from Lessee, and shall be reinstated on the earlier of the date that the car is forwarded from the shop or on the date that the car is ready to leave, awaiting disposition instructions from Lessee. If any repairs are required as a result of the misuse by or negligence of Lessee or its consignee, agent or sublessee or while on a railroad that does not subscribe to, or fails to meet its responsibility under the Interchange Rules of the AAR, or while on any private siding or track or any private or industrial railroad, the rental charges shall continue during the repair period, and Lessee agrees to pay Lessor for the cost of such repairs.
ARTICLE 12: LOSS OR DESTRUCTION
     If any of the cars shall be completely destroyed, or if the physical condition of any car shall become such that the car cannot be operated in railroad service, as determined by the parties, then Lessor may, at its option, cancel this Lease as to such car as of the date on which such event occurred, or may substitute another car within a reasonable period of time. Lessee shall notify Lessor of the occurrence of any such event within five (5) business days of such event. In the event of such substitution, the substituted car shall be held pursuant to all the terms and conditions of this Lease. Lessee agrees that if a car is lost or destroyed or is in such physical condition that it cannot be operated in railroad service by reason of misuse or negligence of Lessee or its consignee, agent or sublessee or while on a railroad that does not subscribe to the AAR Interchange Rules or while on any private siding or track or any private or industrial railroad, Lessee will pay Lessor, in cash, the settlement value of such car as determined by Rule #107 of the AAR Interchange Rules within ten (10) business days following a request by Lessor for such payment. Lessor and Lessee shall cooperate with and assist each other in any reasonable manner requested, but without affecting their respective obligations under this Article or Article 22, to establish proper claims against parties responsible for the loss, destruction of or damage to, the cars.
ARTICLE 13: LOSS OF COMMODITY
     Lessor shall not be liable for any loss of, or damage to commodities, or any part thereof, loaded or shipped in the cars however such loss or damage shall be caused or shall result. Lessee agrees to assume responsibility for, to indemnify Lessor against, and to save it harmless from any such loss or damage or claim therefor.
ARTICLE 14: DAMAGE TO CAR BY COMMODITY
     Notwithstanding the exception for ordinary wear and tear in Article 18, if during the term of any Rider any of the cars or any components or appurtenances thereto shall be unduly and materially damaged, destroyed or depreciated in value or condition due to the corrosive or other damaging effect of any substance carried therein or thereon (whether or not such damage was foreseeable), Lessee will reimburse Lessor promptly for such damage, loss or expense suffered by Lessor as a consequence thereof.
ARTICLE 15: ALTERATION AND LETTERING
     Lessee will preserve the cars in good condition and will not in any way alter the physical structure of the cars without the advance approval, in writing, of the Lessor. Lessee shall place no lettering or marking of any kind upon the cars without Lessor’s prior written consent, provided however, that Lessee may cause said cars to be stenciled, boarded, or placarded with letters not to exceed two inches (2”) in height to indicate to whom the cars are leased and with commodity stencils per AAR or DOT specifications. If requested by Lessor, Lessee will, at Lessee’s sole expense, remove any lettering or marking on any of the cars that is not required by any governmental authority having jurisdiction applicable to the cars, prior to returning the cars to Lessor.
ARTICLE 16: LININGS AND COATINGS
     The application, maintenance and removal of interior protective linings and coatings in cars so equipped are to be at the sole expense of the Lessee. Commodity or mechanical damage to such linings or coatings shall be for the account of the Lessee.

ARTICLE 17: INTERIOR PREPARATION FOR COMMODITIES
     Subsequent to Lessee acceptance, any cleaning or special preparation of the interior of cars to make them suitable for the shipment of commodities by or for Lessee during the term of the lease shall be done at Lessee’s expense unless otherwise agreed.
ARTICLE 18: RETURN OF CARS — CLEANING
     At the expiration of the lease term as provided in the Riders, Lessee shall, at its expense, return the cars to Lessor at the location and to the agent selected by the Lessor empty, clean and free from residue, and in the same good condition as the cars were in when delivered, except for normal wear and tear. The parties agree that any corrosion, erosion or other damage of or to any of the cars that is caused or is in any way connected with any commodity or substance loaded or allowed to accumulate in or on the cars or to which any of the cars is exposed, does not constitute ordinary wear and tear. At the expiration, Lessee will return each car to Lessor clean, empty, and free of all residue or accumulation of deposits. The Lessee shall bear the full cost of cleaning and the rental shall continue until the Lessor reasonably determines the car is clean.
ARTICLE 19: MODIFICATIONS
     Lessor and Lessee agree that if, at any time after the effective date of any Rider, changes in car design or equipment are required by the AAR, DOT, FRA or any other governmental authority (other than changes in car design or equipment as a result of a design, engineering, or component flaw, or recall), Lessor may, at its option, perform all modifications so ordered and that the cost of those modifications shall be reflected in an increase in the monthly rental rate per car according to the rental escalation formula shown on the Rider for that car.
ARTICLE 20: HIGH MILEAGE AND WEIGHT LIMITATION
     Each car is limited to the number of total loaded and empty miles per calendar year shown on the Rider and is subject to a surcharge also shown on the Rider for all excess miles.
     Lessee shall not exceed the weight limitations prescribed for operation of cars in unrestricted interchange service as set forth under Interchange Rule 70 without Lessor’s prior written consent.
ARTICLE 21: USE OF CARS ON CERTAIN ROADS UNDER AAR CIRCULAR OT-5
     Lessee is responsible for obtaining all consents or authority to use the cars on any railroad. Upon the written request of Lessee (which request shall name the railroads involved) Lessor shall use reasonable efforts to obtain from each named railroad consents or authority to place the cars in service under provisions issued by such railroad or the AAR, including, without limitation, the provisions of AAR Circular OT-5 as promulgated by the Association of American Railroads and all supplements thereto and reissues thereof. Lessee shall furnish to Lessor such information as is necessary to apply for and obtain such consents or authority. Lessor, however, shall not be liable for failure to obtain such consents or authority for any reason whatsoever and this Lease shall remain in full force and effect notwithstanding any failure of Lessor or Lessee to obtain such consents or authority.
ARTICLE 22: INDEMNIFICATIONS
     Lessee shall defend (if such defense is tendered to Lessee), indemnify and hold Lessor harmless from and against and does hereby release Lessor from all claims, suits, liabilities, losses, damages, costs and expenses, including attorney’s fees, in any way arising out of, or resulting from, a) the condition, storage, use, loss of use, maintenance, possession, operation, abandonment or return of the cars, b) any commodity or substance carried in any of the cars, including, without limitation, any corrosion or contamination by or to any commodity or substance carried in any of the cars, and any damage to property, death or bodily injury resulting therefrom, c) any loading or unloading devices of any car, d) any present or future applicable law, rule or regulation, including, without limitation, common law and environmental law, related to the release, removal, discharge or disposition, whether intentional or unintentional, of any commodity or substance from or placed in a car during the term of this Lease, or any other cause whatsoever, except to the extent the same results from Lessor’s negligence or except to the extent a railroad has assumed full responsibility and satisfies such responsibility.
ARTICLE 23: TAXES AND LIENS
     Lessor shall be liable for and pay all Federal, State or other governmental property taxes assessed or levied against the cars, except that (i) Lessee shall be liable for and pay such taxes when cars bear reporting marks and numbers other than Lessor’s and (ii) Lessee shall be liable at all times for and shall pay or reimburse Lessor for the payment of any sales, use, leasing, operation, excise, gross receipts and other taxes with respect to the cars, together with any penalties, fines or interest thereon and (iii) all duties, imposts, taxes, investment tax credit reductions and similar charges arising out of the use of cars outside the continental United States. If Lessor pays any of the taxes, duties, assessments, customs duties and other charges that Lessee is responsible to pay under this Article 23, Lessee will reimburse Lessor for such amounts within five business days of Lessor demanding reimbursement thereof.
     Lessee acknowledges and agrees that by the execution of this Lease it does not obtain, and by payments and performance hereunder it does not, and will not, have or obtain any title to the cars or any property right or interest therein, legal or equitable, except solely as Lessee hereunder and subject to all of the terms hereof. Lessee shall keep the cars free from any liens or encumbrances created by or through Lessee.
ARTICLE 24: DEFAULT AND REMEDIES
     If Lessee defaults in the payment of any sum of money to be paid under this Lease and such default continues for a period of ten (10) business days after written notice to Lessee of such default or if Lessee fails to perform any material covenant or condition required to be performed by Lessee, which failure shall not be remedied within ten (10) business days after notice thereof by Lessor to Lessee or if Lessee shall dissolve, make or commit any act of bankruptcy or if any proceeding under any bankruptcy or insolvency statute or any laws relating to relief of debtors is commenced by Lessee or if any such proceeding is commenced against Lessee and same shall not have been removed within thirty (30) days of the date of the filing thereof or if a receiver, trustee or liquidator is appointed for Lessee or for all or a substantial part of Lessee’s assets with Lessee’s consent or, if without Lessee’s consent, the same shall not have been removed within thirty (30) days of the date of the appointment thereof or if an order, judgment or decree is entered by a court of competent jurisdiction and continues unpaid and in effect for any period of thirty (30) consecutive days without a stay of execution or if a writ of attachment or execution is levied on any car and is not discharged within ten (10) days thereafter, Lessor may exercise one or more of the following remedies with respect to the cars:
1. Immediately terminate this Lease and Lessee’s rights hereunder;
2.	Require Lessee to return the cars to Lessor at Lessee’s expense, and if Lessee fails to so comply, Lessor may take possession of such cars without demand or notice and without court order or legal process. Lessee hereby waives any damages occasioned by such taking of possession;
3.	Bring legal action to recover all rent or other amounts then accrued or thereafter accruing from Lessee to Lessor under any provision hereunder;
4.	Pursue any other remedy which Lessor may have.
     Each remedy is cumulative and may be enforced separately or concurrently. In the event of default, Lessee shall pay to Lessor upon demand all damages, costs and expenses, including, but not limited to, cleaning charges, charges for repairing loss or damage to the cars that are Lessee’s responsibility under this Lease, and reasonable attorneys’ fee expended by Lessor in the enforcement of its rights and remedies hereunder, and Lessee shall pay interest on any amount owing to Lessor from the time such amount becomes due hereunder at a rate of twelve percent (12%) per annum or, if not permitted to charge a rate of twelve percent (12%) per annum, the maximum rate permitted by applicable law. In addition, Lessee shall, without expense to Lessor, assist Lessor in repossessing the cars and shall, for a reasonable time, if required, furnish suitable trackage space for the storage of the cars.

     Upon Lessor exercising any of the foregoing remedies, Lessor shall use commercially reasonable efforts to lease the cars to such persons, at such rental, and for such period of time as Lessor shall reasonably elect. Lessor shall apply the proceeds from such leasing, less all costs and expenses incurred in the recovery, repair, storage and renting of such cars, toward the payment of Lessee’s obligations hereunder. Lessee shall remain liable for any deficiency, which, at Lessor’s option, shall be paid monthly as suffered or immediately, or at the end of the Lease term as damages for Lessee’s default.
     If Lessee fails to perform any of its obligations hereunder, Lessor, at Lessee’s expense, and without waiving any rights it may have against Lessee for such nonperformance, may itself render such performance. Lessee shall reimburse Lessor on demand for all sums so paid by Lessor on Lessee’s behalf, together with interest at a rate of twelve percent (12%) per annum, or if not permitted to charge a rate of twelve percent (12%) per annum, the maximum rate permitted by applicable law.
ARTICLE 25: LESSOR’S RIGHT TO ASSIGN
     All rights of Lessor hereunder may be assigned, pledged, mortgaged, leased, transferred or otherwise disposed of, either in whole or in part, and/or Lessor may assign, pledge, mortgage, lease, transfer or otherwise dispose of title to the cars, with notice to Lessee.
ARTICLE 26: DISCLAIMER OF WARRANTIES
     LESSOR MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, AS TO THE CONDITION, MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE OR ANY OTHER MATTER CONCERNING THE CARS. LESSOR SHALL NOT HAVE ANY RESPONSIBILITY TO LESSEE FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY NATURE, INCLUDING BUT NOT LIMITED TO INTERRUPTION OF SERVICE, LOSS OF BUSINESS OR ANTICIPATED PROFITS. Lessee shall be solely responsible for determining that the specifications and design of any car are appropriate for the commodities loaded therein. During the period of any lease hereunder in which Lessee renders faithful performance of its obligations, Lessor hereby assigns to Lessee any factory or dealer warranty, whether express or implied, or other legal right Lessor may have against the manufacturer in connection with defects in the cars covered by this Lease.
ARTICLE 27: RIGHT OF INSPECTION AND NOTICES
     Lessor, or its assignee, shall, at any reasonable time and without interfering with Lessee’s operations, have the right to inspect the cars by its authorized representative wherever they may be located for the purpose of determining compliance by Lessee with its obligations hereunder. Lessee shall use its best effort to obtain permission, if necessary, for Lessor or its representative to enter upon any premises where the cars may be located.
     Lessee shall notify Lessor, in writing, within three (3) days after any attachment, lien (including any tax and mechanics’ liens) or other judicial process attaches to the cars.
ARTICLE 28: ADMINISTRATION OF LEASE
     Lessee agrees to make available to Lessor information concerning the movement of the cars reasonably required for the efficient administration of this Lease.
     Lessee agrees to cooperate with Lessor for the purpose of complying with any reasonable requirements of any lender, the Surface Transportation Board or the provisions of Article 9 of the Uniform Commercial Code provided such cooperation does not materially affect the rights or liabilities of Lessee hereunder.

ARTICLE 29: INSURANCE
     Lessee shall maintain at all times on the cars, at its expense, commercial general liability insurance and umbrella/excess insurance (covering bodily injury, property damage and pollution exposures, including, but not limited to, contractual liability and products liability) against such risks, in such form as shall be reasonably satisfactory to Lessor. The requirement for pollution liability insurance may be satisfied by scheduling a self-insured retention to an umbrella/excess policy affording pollution liability insurance. The commercial general liability insurance policy or self-insured retention and umbrella or excess insurance policies shall have a combined limit of not less than $5,000,000 per occurrence, and the policies shall be endorsed to name Lessor, Lessor’s subsidiaries and Lessor’s assignees as additional insureds as their interest may appear.
     Prior to the Delivery Date and from time to time thereafter, Lessee shall furnish to Lessor an original certificate demonstrating that such insurance coverage is in effect, provided, however, that Lessor shall be under no duty to ascertain the existence or adequacy of such insurance. The insurance maintained by Lessee shall be primary without any right of contribution from insurance which may be maintained by Lessor. The obligations of Lessee under this Article shall be independent of all other terms under this Lease and shall in no event relieve Lessee from any indemnity obligation hereunder. The insurer shall give the Lessor at least thirty (30) days prior written notice (at the address for notice to Lessor set forth herein) of any alteration in or cancellation of the terms of such policies.
ARTICLE 30: RECIPROCAL REPRESENTATIONS AND WARRANTIES
     Lessee hereby makes to Lessor as representations and warranties of Lessee the statements set forth in Paragraphs 1 through 6 set forth below in this Article 31, which representations and warranties are (i) made as of the date of this Lease, and (ii) are made only to the actual knowledge of Lessee without further inquiry. Lessor hereby makes to Lessee as representations and warranties of Lessor the statements set forth in Paragraphs 1 through 6 set forth below in this Article 31, which representations and warranties are (i) made as of the date of this Lease, and (ii) are made only to the actual knowledge of Lessor without further inquiry. As used in such Paragraphs 1 through 6, “it” refers to the entity making the statement in question.
1.	It is a corporation duly incorporated, validly existing, and in good standing under the laws of its state of incorporation as identified in the preamble of this Lease and is either duly qualified to do business and is in good standing in such other jurisdictions in which the business and activities of Lessee, or Lessor as the case may be, require such qualification or its failure to so qualify in such other jurisdiction will not have a material adverse impact on this Lease.

2.	It has full corporate power to enter into this Lease.

3.	The Lease has been duly authorized, executed and delivered by it and constitutes a valid, legal and binding agreement, enforceable in accordance with the terms and conditions set forth in the Lease, subject to bankruptcy and other creditor’s rights laws and the principles of equity.

4.	It is not required to obtain any approval from any governmental or public body or authority with respect to the entering into or performance of this Lease, except for any approvals that may be required in connection with the actual operation of the cars.

5.	The entering into and performance by it of this Lease will not conflict with, or result in a breach of, the terms, conditions or provision of any law or any regulations, order, injunction, permit, franchise or decree of any court or governmental instrumentality by which it is bound or to which it is subject.

6.	The entering into and performance by it of this Lease will not conflict with, or result in a breach of, the terms, conditions or provisions of any indenture, agreement or other instrument to which it is a party or by which it or any of its property is bound.
ARTICLE 31: MISCELLANEOUS
     This Lease, together with any and all exhibits attached hereto, constitutes the entire agreement between Lessor and Lessee, and it shall not be amended, altered or changed except by written agreement signed by the parties hereto.

No waiver of any provision of this Lease or consent to any departure by Lessee therefrom shall be effective unless the same shall be in writing, signed by both parties and then such waiver of consent shall be effective only in the specific instance and for the purpose for which it was given.
1.	Governing Law

This Lease shall be interpreted under and performance shall be governed by the laws of the State of Minnesota.

2.	Conflict with Interchange Rules

In the event the Interchange Rules conflict with any provision of this Lease, this Lease shall govern.

3.	Exhibits

All exhibits attached hereto are incorporated herein by this reference.

4.	Payments

All payments to be made under this Lease shall be made at the addresses set forth in Article 4.

5.	Severability

If any term or provision of this Lease or the application thereof shall, to any extent, be invalid or unenforceable, such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Lease, and this Lease shall be valid and enforced to the fullest extent permitted by law.

6.	Headings

The headings that have been used to designate the various Sections and Articles hereof are solely for convenience in reading and ease of reference and shall not be construed in any event or manner as interpretative or limiting the interpretation of the same.

7.	Survival

All indemnities contained in this Lease shall survive the termination hereof. In addition, the obligation to pay any deficiency, as well as the obligation for any and all other payments by Lessee to Lessor hereunder shall survive the termination of this Lease or the lease contained herein.

8.	Counterparts

This Lease may be executed in any number of counterparts, each of which when executed and delivered (by facsimile or otherwise) will be deemed to be an original, and all of which together will constitute one and the same document.
ARTICLE 32: ADDRESSING OF NOTICES
     Any notice required or permitted hereunder shall be in writing and shall be delivered to the respective parties hereto by personal delivery thereof or by telegram, telex, telecopier or deposit in the United States mail as a certified or registered matter, return receipt requested, postage prepaid, and addressed to the respective parties as follows, unless otherwise advised in writing.

Lessee to Lessor:	Lessor to Lessee:

Midwest Ethanol Transport, LLC	UBE Ingredients, LLC
PO Box 162	2868 North Ridge Road

Granite Falls, MN 56241		Wichita, KS 67205
Fax: (320) 564-3278		Fax: (316) 616-3786
Attn: Lynda Langseth		Attn: Byron Stewart

With a copy to:
US BioEnergy Corporation
5500 Cenex Drive
Inver Grove Heights, MN 55077
Fax: (866) 908-1375
Attn: General Counsel
IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed and delivered as of the day of           , 2007.
LESSOR: Midwest Ethanol Transport, LLC

By:	/s/ Ron Fagen

Title:	President

LESSEE:	United Bio Energy Ingredients, LLC

By:	/s/ Greg Schlicht

Title:	Secretary

ATTEST:

By:	/s/ Kathleen R. Ploof

EXHIBIT A
CERTIFICATE OF ACCEPTANCE OF RAILROAD CAR
     This Certificate relates to the railroad cars listed below leased by Midwest Ethanol Transport, LLC, to UBE Ingredients, LLC under a Lease Agreement for 100 railroad cars dated April 16, 2007 into which this certificate is incorporated (by Article 3 thereof).
Railcar Numbers
100 Hopper cars- MWTX 212600-699
     Lessee hereby certifies that the railcars listed above were delivered to and received by Lessee, inspected, determined to be acceptable under the applicable standards (set forth in Article 3 of the Lease Agreement); and Lessee hereby certifies its acceptance of the railcars as of _____.

LESSEE:

BY:

TITLE:

RIDER TO RAILROAD CAR LEASE AGREEMENT
     Effective this 16th day of April, 2007, this Rider shall become a part of the Railroad Car Lease Agreement between Midwest Ethanol Transport, LLC, Lessor, and UBE Ingredients, LLC, Lessee, dated April 16, 2007 and the cars described herein shall be leased to Lessee, subject to the terms and conditions in said Railroad Car Lease Agreement, during the term and for the rental shown below:

		Approximate	Base
Number		Capacity	Monthly
of		(gallons or	Rental
Cars	Type and Description	cubic feet)	(Per Car)
100	Hopper cars – MWTX 212600-699	6351 cubic feet	$675 per month
Delivery -
Escalation of Monthly Rental Charge:
1.	Modifications — In accordance with Article 19 of Railroad Car Lease Agreement, any change in car design required by the AAR, DOT, FRA or other governmental authority during the term of this lease will cause the monthly car rental to increase for each car on the month following its modification as follows:
A.	For modification with a useful life equal to the car itself, car rental will increase by a monthly rate of $1.75 per car for each $100 per car of Lessor’s cost incurred in the course of making modification.

B.	For modification with a useful life less than that of the car, monthly car rental increase will equal cost of modification per car, including the implicit cost of money at 10% per annum, divided by the number of months of estimated remaining life of the modification.
2.	High Mileage — In accordance with Article 20, in the event that the average number of miles traveled by all cars under this Rider exceeds 40,000 miles (empty and loaded) in any calendar year, the Lessee shall pay the Lessor $0.03 per mile for each mile over 40,000 traveled by such cars.
     Lessor and Lessee agree that this Rider shall constitute a separate Lease which incorporates the terms of the above referenced Railroad Car Lease Agreement. This Rider shall be severable from any other cars or riders relating to the above referenced Railroad Car Lease Agreement and shall become a separate lease which is separately transferable for all purposes.
     The minimum rental period for the cars leased hereunder shall be 60 months, and the cars shall continue under lease thereafter for successive 60 month terms, at the same rate and under the same conditions, unless notice, in writing, requesting cancellation shall be given by either party to the other at least sixty (60) days prior to expiration of the initial term or any successive term for cars covered by this Rider. Thereafter, this Rider shall terminate automatically upon the date of release of the last car covered by this Rider.

LESSOR		LESSEE

By:	/s/ Ron Fagen	By:	/s/ Gregory Schlicht

Title:	President	Title:	Secretary